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                                                                    EXHIBIT 99.1

[PVF CAPITAL CORP. LETTERHEAD]



INFORMATION

FOR IMMEDIATE RELEASE



   PVF CAPITAL CORP. ANNOUNCES AGREEMENT TO REDEEM TRUST PREFERRED SECURITIES


SOLON, OH - OCTOBER 16, 2009 - PVF Capital Corp. (Nasdaq: PVFC) announced today that it has entered into agreements with investors who hold trust preferred securities issued by PVF Capital Trust II with an aggregate liquidation amount of $10.0 million. Under the agreements, PVF Capital Corp. will acquire those securities in exchange for aggregate consideration consisting of (i) $400,000 in cash, (ii) shares of common stock valued at $600,000 based on the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction (the "20-Day Average Closing Price") and (iii) warrants to purchase 769,608 shares of common stock plus a number of shares of common stock equal to 9.9% of the shares to be issued to the investors as described in clause
(ii) above. In addition, the investors will receive additional warrants that become exercisable in the event PVF Capital Corp. completes one or more public or private offerings of its common stock within a year. The additional warrants will give the investors the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would entitle them to purchase an aggregate of 4.9% of the Company's common stock outstanding following the offering or offerings completed during that one-year period. The exercise price for the warrants is the lesser of (i) $4.00 per share, (ii) the 20-Day Average Closing Price, or (iii) if during the term of the warrants the Company sells shares of common stock in a public or private offering, the price at which shares are sold in that offering. The warrants are exercisable for five years. The shares of stock, warrants and stock issuable upon the exercise of warrants have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Among the investors are certain members of the Company's Board of Directors. As a result, the exchange is subject to the approval of the Company's stockholders under the Nasdaq Marketplace Rules. The Company intends to submit a proposal for the approval of the exchange for the consideration of its stockholders at its upcoming 2009 annual meeting of stockholders. All members of the Company's Board of Directors have executed voting agreements in which they have agreed to vote

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in favor of the proposal. Upon completion of the exchange, the Company intends to cancel the $10.0 million in trust preferred securities.

If completed, the exchange is expected to generate after tax income of approximately $5.9 million, although the exact amount is subject to variation based on the valuation of the warrants at closing. The income would be recorded during the quarter in which the trust preferred securities were cancelled, which is expected to be the fourth quarter of calendar year 2009. This amount is in addition to the approximately $5.7 million of after tax income that will be recorded during the quarter ending September 30, 2009 resulting from the cancellation of trust preferred securities with an aggregate liquidation amount of $10.0 million issued by PVF Capital Trust I, as previously reported.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the Company may be found at www.myparkview.com.
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PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the receipt of stockholder approval of the exchange, the Company's continuing ability to fully utilize its net operating loss carryforwards and the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended June 30, 2009. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp. will file a preliminary proxy statement concerning the exchange with the Securities and Exchange Commission and expects to file and mail a definitive proxy statement to shareholders as soon as practicable. Shareholders of PVF Capital Corp. are urged to read the proxy statement when it is available because it will contain important information. Investors are able to obtain all documents filed with the SEC by PVF Capital Corp. free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by PVF Capital Corp. may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, DC. The directors, executive officers, and certain other members of management and employees of PVF Capital Corp. are expected to be participants in the solicitation of proxies in favor of the exchange from the shareholders of PVF Capital Corp. Information about the directors and executive officers of PVF Capital Corp. will be included in the proxy statement to be filed with the SEC.

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